UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 9, 2010
Date of report (Date of earliest event reported)
Professional Veterinary Products, Ltd.
(Exact Name of Registrant as Specified in Its Charter)
Nebraska
(State or Other Jurisdiction of Incorporation)

000-26326 (Commission File Number)	37-1119387 (IRS Employer Identification No.)

10077 South 134th Street
Omaha, NE (Address of Principal Executive Offices)	68138 (Zip Code)
(402) 331-4440
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated With Exit or Disposal Activities.
     On August 9, 2010, Professional Veterinary Products, Ltd. (the “Company”) provided a notice under the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) to all employees of the Company that each of their employment with the Company is expected to terminate on October 11, 2010 or a date within 14 days thereafter. WARN Act notification is required 60 days in advance under certain circumstances when there is a potential for layoffs of more than 50 employees for a period in excess of six months or a plant closing. The Company provided the WARN Act notification due to its current financial condition.
     The Company is unable to make a good faith estimate of the amount or range of amounts expected to be incurred in connection with the termination of employees, either with respect to each major type of cost or with respect to the total amount, or an estimate of the amount or range of amounts that will result in future cash expenditures.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The information set forth under Item 2.05 is incorporated herein by reference. The WARN Act notice was also provided to the following executive officers, whose employment may continue after October 11, 2010 (or a date within 14 days thereafter), but is expected to terminate at some point thereafter: (a) Stephen J. Price, President and Chief Executive Officer; (b) Jamie Meadows, Chief Operating Officer; and (c) Vicky Winkler, Director of Accounting (principal accounting officer).
     Certain matters within this report are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Veterinary Products, Ltd.
Date: August 17, 2010	By:	/s/ Stephen J. Price
		Name:	Stephen J. Price
		Title:	President and CEO